Exhibit 19.1

NUO THERAPEUTICS, INC.

INSIDER TRADING POLICY

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Nuo Therapeutics, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons from (i) engaging in transactions in the securities of the Company while in possession of material non-public information, or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Transactions Subject to this Policy

This Policy applies to transactions in the Company’s securities and any securities of a Company subsidiary (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue.

Transactions subject to this Policy include purchases and sales of Company Securities and bona fide gifts of Company Securities. This Policy does not apply, however, to transactions for estate planning purposes, including gifts to a trust, charitable foundation, or similar entity, as long as you or your Family Members (as defined below) remain the sole beneficiaries of the transferred Company Securities and the terms of the transfer ensure that the Company Securities remain subject to the same restrictions that apply to you under this Policy.

Statement of Policy

It is the policy of the Company that no director, officer, or employee of the Company (or any other person designated as subject to this Policy) who is aware of material nonpublic information relating to the Company or any of its subsidiaries may directly or indirectly through Family Members (as defined below) or other persons or entities:

1.	engage in transactions in Company Securities, except as specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”

2.	recommend that others engage in transactions in any Company Securities;

3.

disclose (“tip”) material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless the disclosure is authorized by the Company and subject to protection of such information; or

4.	assist anyone engaged in the above activities.

Nuo Therapeutics, Inc.	Insider Trading Policy

It is also the policy of the Company that no director, officer, or employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (i) with which the Company does business, or (ii) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, other than as specifically noted herein. Small transactions and transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are nonetheless subject to this Policy. Securities laws generally do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction should be avoided.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in Company Securities, is prohibited by federal and state law. Insider trading violations may be pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”), U.S. Attorneys, and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Further, a violation of law, or even an investigation by the SEC that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Persons Subject to the Policy

This Policy applies to all members of the Company’s Board of Directors and all officers and employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below under the heading “Transactions by Family Members and Others.”

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

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This Policy also applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”). Transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity also comply with this Policy.

The responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Executive Officer and/or Chief Financial Officer, or any employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

All persons subject to this Policy must certify their understanding of, compliance with, and intent to comply with, this Policy. The form of certification is set forth in Appendix A hereto.

Definition of Material Nonpublic Information

A.         Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to materially affect a company’s stock price, whether it is positive or negative, should be considered material. Materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, examples of information that ordinarily would be regarded as material include:

●	a pending or proposed merger, acquisition or tender offer;
●	a pending or proposed acquisition or disposition of a significant asset;
●	a Company restructuring;
●	the gain or loss of a significant customer or supplier;
●	important business developments such as major contract awards or cancellations, trial results, strategic collaborators, or the status of regulatory submissions;
●	significant related party transactions;
●	projections of future earnings or losses, or other earnings guidance;
●	a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	bank borrowings or other financing transactions out of the ordinary course;
●	a change in management;

Nuo Therapeutics, Inc.	Insider Trading Policy

●	a change in auditors or notice that the auditor’s reports may no longer be relied upon;
●	pending or threatened significant litigation, or the resolution of such litigation;
●	impending bankruptcy or the existence of severe liquidity problems of the Company;
●	a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property; or
●	the imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

B.         When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, publication in a widely-available newspaper or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after two full trading days have elapsed following the public release of the information. For example, if the Company were to make an announcement on a Monday during or after OTC Markets normal market hours, you should not trade in Company Securities until Thursday.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, other than as specifically noted:

A.         Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to a Company employee benefit plan, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

B.         Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock.

C.         Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in a Company stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your election to participate in the plan for any enrollment period and to your sales of Company Securities purchased pursuant to the plan.

D.         Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

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Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

A.         Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits directors and certain officers from engaging in short sales.

B.         Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, a person subject to this policy is prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan; provided, however, that the Chief Executive Officer and/or Chief Financial Officer may grant exceptions to this prohibition when a person – other than a Section 16 Insider (as defined below) – wishes to pledge Company Securities as collateral for a loan, not including margin debt, and (i) requests the exception at least two weeks before the transaction, and (ii) demonstrates the financial capacity to repay the loan without resorting to the pledged securities.

C.         Standing and Limit Orders. Standing and limit orders (other than standing and limit orders under a compliant Rule 10b5-1 Plan as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the actual timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and additional procedures outlined below.

Nuo Therapeutics, Inc.	Insider Trading Policy

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.

A.         Pre-Clearance Procedures. A director or executive officer of the Company required to file reports under Section 16(a) of the Exchange Act (a “Section 16 Insider”), as well as the Family Members and Controlled Entities of a Section 16 Insider, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Chief Executive Officer and/or Chief Financial Officer. A request for pre-clearance should be submitted in writing to the Chief Executive Officer and/or Chief Financial Officer at least two business days in advance of the proposed transaction. The Chief Executive Officer and/or Chief Financial Officer is under no obligation to grant pre-clearance for the proposed transaction. If pre-clearance to engage in the transaction is not granted, the Section 16 Insider should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. The Chief Executive Officer and/or Chief Financial Officer may require one or more procedural conditions to grant pre-clearance including but not limited to a time period during which the proposed transaction must be effected (and transactions not effected within such time period would be subject to pre-clearance again). The Chief Executive Officer and/or Chief Financial Officer may not pre-clear his or her own transactions; instead, the Chief Executive Officer and/or Chief Financial Officer must submit a request for pre-clearance to the Chairman of the Audit Committee of the Board of Directors.

B.         Quarterly Trading Restrictions. A director, officer, or employee of the Company (or any other person designated as subject to this Policy), as well as their Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (except as specified by this Policy), during a “Restricted Period” beginning one week before the end of each fiscal quarter and ending after the second full trading day following the date of the public release of the Company’s earnings results for that quarter.

Under very limited circumstances, a person subject to this restriction may be permitted to engage in a transaction during a Restricted Period, but only upon obtaining pre-clearance from the Chief Executive Officer and/or Chief Financial Officer, who may request such person to describe the reason for such exception, including whether it was due to an unforeseen circumstance. The Chief Executive Officer and/or Chief Financial Officer shall promptly notify the Chairman of the Audit Committee of the Board of Directors of any exception granted hereby.

C.         Event-Specific Restricted Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or employees. In such event, those directors, officers, and/or employees may be designated by the Chief Executive Officer and/or Chief Financial Officer as subject to this paragraph (such designated person, an “Event Insider”). So long as the event remains material and nonpublic, an Event Insider may not engage in transactions in Company Securities.

Nuo Therapeutics, Inc.	Insider Trading Policy

In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Executive Officer and/or Chief Financial Officer, an Event Insider should refrain from engaging in transactions in Company Securities even sooner than the quarterly Restricted Period described above. In that situation, even without disclosing the reason for the restriction, the Chief Executive Officer and/or Chief Financial Officer may notify any such persons not to trade in Company Securities. The existence of an Event-Specific Restricted Period or the extension of a quarterly Restricted Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Chief Executive Officer and/or Chief Financial Officer has not designated you as an Event Insider who should not engage in transactions in Company Securities due to an Event-Specific Restricted Period, you should not trade while aware of material nonpublic information. Other than as described in the paragraph immediately below, exceptions will not be granted during an Event-Specific Restricted Period.

D.         Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions, and event-specific trading restrictions do not apply to transactions conducted pursuant to a compliant Rule 10b5-1 Plan as described below.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from Rule 10b-5 insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with this Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which the securities are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for Section 16 Insiders, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted, and for persons other than Section 16 Insiders, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to the plan.

Further, in addition to the pre-clearance procedures specified under the heading “Additional Procedures” above, a Section 16 Insider must provide a certification to the Chief Executive Officer and/or Chief Financial Officer (or, for a Rule 10b5-1 Plan by the Chief Executive Officer and/or Chief Financial Officer, to the Chairman of the Audit Committee of the Board of Directors) substantially in the form set forth in Appendix B hereto.

Nuo Therapeutics, Inc.	Insider Trading Policy

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after your termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any quarterly Restricted Period, Event-Specific Restricted Period, or other Company-imposed trading restrictions applicable at the time of the termination of service.

Administration of the Policy

The Chief Executive Officer and/or Chief Financial Officer, acting together or individually, shall be responsible for administration of this Policy. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Executive Officer and/or Chief Financial Officer.

Adopted March 25, 2025

Appendix A

INSIDER TRADING POLICY CERTIFICATION

I certify that I have received, reviewed, and understand the Nuo Therapeutics, Inc. Insider Trading Policy (the “Policy”).

I further certify that I will comply with the Policy for as long as I am subject to the Policy.

I understand that the Chief Executive Officer and/or Chief Financial Officer of the Company is available to answer any questions I have regarding the Policy or how it applies in a particular instance.

Print name:

Signature:

Date:

Appendix B

RULE 10b5-1 CERTIFICATION

I certify that with respect to the proposed Rule 10b5-1 plan (the “Rule 10b5-1 Plan”) covering securities of Nuo Therapeutics, Inc. (the “Company”) beneficially owned by me that:

1.	I currently am not – and on the date of adoption of the Rule 10b5-1 Plan will not be – aware of material nonpublic information about such securities or the Company; and

2.	I am adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade Section 10(b) of the Securities Exchange Act of 1934, as amended, or Rule 10b5-1 promulgated thereunder.

Print name:

Signature:

Date: